UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2014 (January 11, 2014)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 11, 2014, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) entered into an Amended and Restated Investor Agreement (the “Amended and Restated Investor Agreement”) with Sanofi (“Sanofi”) and certain of its direct and indirect subsidiaries (collectively, the “Sanofi Parties”). The Amended and Restated Investor Agreement has replaced the Investor Agreement, dated as of December 20, 2007, between Regeneron and the Sanofi Parties, as amended on November 10, 2009 (the “Original Investor Agreement”). A summary description of the changes to the Original Investor Agreement resulting from the Amended and Restated Investor Agreement is provided below.

Board Designation Right. Under the Amended and Restated Investor Agreement, the Company has agreed to appoint an individual mutually agreed upon by the Sanofi Parties and the Company (the “Board Designee”) to its Board of Directors (the “Board”). The Board Designee is required to be “independent” of the Company, as determined under the rules of the NASDAQ, and not to be a current or former officer, director, employee, or paid consultant of the Sanofi Parties. The Sanofi Parties’ Board Designee right is triggered upon their reaching 20% ownership of the Company’s then outstanding shares of Class A Stock, par value $0.001 per share (“Class A Stock”), and common stock, par value $0.001 per share (“Common Stock” and, together with the Class A Stock, “Capital Stock”). Subject to certain exceptions, for so long as the Sanofi Parties maintain ownership of Capital Stock that is the lower of (i) the highest percentage ownership of Capital Stock the Sanofi Parties attain following their acquisition of 20% of the Capital Stock then outstanding and (ii) 25% of the Capital Stock then outstanding, the Company will use its reasonable efforts to cause the election of the Board Designee at the Company’s annual shareholder meetings, including recommending that the Company’s shareholders vote in favor of the Board Designee along with the Company’s slate of nominees.

Extension of Sanofi Lock-up. The Sanofi Parties have agreed to extend the term of their lock-up obligations, pursuant to which they will not (subject to an exception relating to transfers to their affiliates) dispose of any shares of Common Stock beneficially owned by them from time to time, through the later of (i) December 20, 2020 or (ii) the expiration of the Amended and Restated Discovery and Preclinical Development Agreement, dated as of November 10, 2009 (or any successor agreement thereto), between Regeneron and an indirect subsidiary of Sanofi if such agreement is mutually extended by the parties thereto beyond December 20, 2020 (the “Lock-up Term”). The Amended and Restated Investor Agreement continues to impose certain restrictions on the manner of disposition of shares of Capital Stock by the Sanofi Parties following the expiration of the Lock-up Term.

Revised Standstill. The Sanofi Parties have also agreed to a revised “standstill” provision, which continues to prohibit the Sanofi Parties from seeking to directly or indirectly exert control of the Company or acquiring more than 30% of the then outstanding Capital Stock. The Amended and Restated Investor Agreement provides that the standstill will remain in place until the earliest of (i) the later of the fifth anniversaries of the expiration or earlier termination of the License and Collaboration Agreement, dated November 28, 2007, and the Collaboration Agreement, dated as of September 5, 2003, as amended, each between the Company and certain direct and indirect subsidiaries of Sanofi; (ii) the public announcement by the Company recommending acceptance by the Company’s shareholders of a tender offer or exchange offer that, if consummated, would constitute a change of control of the Company; (iii) the public announcement of any definitive agreement providing for a change of control of the Company; (iv) the date of any issuance of shares of Common Stock by the Company that would result in a third party’s having more than 10% of the voting power of the then outstanding Capital Stock unless such third party enters into a standstill agreement containing certain terms substantially similar to the standstill obligations of the Sanofi Parties under the Amended and Restated Investor Agreement; or (v) other specified events, such as a liquidation or dissolution of the Company.

Revised Voting Agreement. The Sanofi Parties have agreed to vote, and cause their affiliates to vote, all shares of the Company’s voting securities they are entitled to vote from time to time as recommended by the Board, except that they may elect to (i) vote proportionally with the votes cast by other Company shareholders with respect to certain change-of-control transactions and (ii) vote in their sole discretion with respect to liquidation or dissolution of the Company, equity issuances by the Company equal to or exceeding 20% of the then outstanding Capital Stock or voting power of the then outstanding Capital Stock, and new equity compensation plans or amendments thereto if not materially consistent with the Company’s historical equity compensation practices.

Information Sharing. The Company has agreed to use reasonable efforts to provide the Sanofi Parties with certain information as may be reasonably agreed upon by the parties that, subject to certain confidentiality obligations by the Sanofi Parties, will facilitate the Sanofi Parties’ ability to account for its investment in the Company as equity under International Financial Reporting Standards.

The foregoing description of the Amended and Restated Investor Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Investor Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Amended and Restated Investor Agreement, dated as of January 11, 2014, by and among Sanofi, sanofi-aventis US LLC, Aventis Pharmaceuticals Inc., sanofi-aventis Amerique du Nord, and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

/s/ Joseph J. LaRosa
Joseph J. LaRosa
Senior Vice President, General Counsel and Secretary

Date: January 13, 2014

EXHIBIT INDEX

Number	Description

10.1	Amended and Restated Investor Agreement, dated as of January 11, 2014, by and among Sanofi, sanofi-aventis US LLC, Aventis Pharmaceuticals Inc., sanofi-aventis Amerique du Nord, and the Company.